Exhibit 21.1

LIST OF SUBSIDIARIES

BOSTON OMAHA CORPORATION,

a Delaware corporation

Subsidiary	Jurisdiction

Freestate Bonds, Inc.	Maryland
General Indemnity Group, LLC	Delaware
General Indemnity Insurance Company PCC LLC	Delaware
Link Media Alabama, LLC	Alabama
Link Media Florida, LLC	Florida
Link Media Georgia, LLC	Georgia
Link Media Holdings, LLC	Delaware
Link Media Wisconsin, LLC	Wisconsin
South Coast Surety Insurance Services, LLC	California
Surety Support Services, Inc.	Kansas
The Warnock Agency, Inc.	Georgia
United Casualty and Surety Insurance Company	Massachusetts